Exhibit 10.1

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) between UCP, Inc., a Delaware corporation (the “Company”), and James M. Pirrello  (the “Executive”) is entered into as of January 15, 2016 (the “Effective Date”).  In consideration of the covenants contained herein, the parties agree as follows:
1.            Employment.  The term of Executive’s employment by the Company under this Agreement will begin on the Effective Date, and will continue until the third anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof; provided, however, that on the third anniversary of the Effective Date and each annual anniversary of such date thereafter, the Agreement shall automatically be extended for one additional year unless either the Company or  Executive shall have terminated this automatic extension provision by written notice to the other party at least 60 days prior to the automatic extension date.  The term of employment in effect from time to time hereunder is hereinafter called the “Employment Period.”  Subject to the terms of this Agreement, Executive’s employment is at will, which means that either Executive or the Company may terminate this relationship with or without Cause or notice.
2.            Position and Duties.
(a)            Position.  During the Employment Period, Executive shall serve as the Chief Financial Officer and Treasurer of the Company and shall report to the Chief Executive Officer and have the normal duties, responsibilities and authority of an executive serving in such positions, subject to the direction of the Board of Directors of the Company (the “Board”).  Upon the termination of Executive’s service for any reason, unless otherwise determined by the Board, Executive shall be deemed to have resigned from any positions held at the Company or any of its subsidiaries or affiliates voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the Board’s request, shall execute any documents deemed in the discretion of the Company to be reasonably necessary to reflect his resignation(s).
(b)            Duties.  During the Employment Period, Executive shall devote his full business time and efforts to the business and affairs of the Company and its subsidiaries.  Notwithstanding the foregoing, during his employment, Executive may devote reasonable time to the supervision of his personal investments and activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and other types of activities, to the extent that such other activities are not competitive with the Company or otherwise conflict with the business of the Company or Executive’s duties hereunder; provided, however, that before Executive agrees to serve on the board of directors of any for-profit company (whether publicly or privately held), Executive will obtain the approval of the Audit Committee of the Board (or such other committee to which the Board may subsequently delegate this responsibility).
3.            Compensation and Benefits.

(a)            Base Salary.  As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $375,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The Base Salary shall be reviewed for increases by the Chief Executive Officer in good faith, based upon Executive’s performance, not less often than annually.  The term “Base Salary” shall refer to the Base Salary as so increased by the Chief Executive Officer or the Board.
(b)            Annual Incentive Compensation.  During the Employment Period, Executive shall be eligible to receive an annual cash incentive bonus determined by the Compensation Committee of the Board (the “Committee”) in its sole discretion, as a percentage of Executive’s Base Salary, with a target bonus of not less than 50% of Executive’s Base Salary, and based upon Executive’s and/or the Company’s achievement of annual performance goals or objectives established by the Committee, in its sole discretion. Payment of any annual cash incentive bonus earned shall be made on or before March 15th of each calendar year immediately following the year in which such compensation is earned.
(c)       Other Benefits.
(i)        Savings and Retirement Plans.  Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(ii)       Welfare Benefit Plans.  Executive and/or his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(iii)           Vacation.  Executive shall be entitled to paid vacation time consistent with the applicable policies of the Company as in effect from time to time, including a maximum accrual cap for unused vacation pay, but in any event no less than a vacation benefit accrual rate of five weeks per year.
(iv)        Fringe Benefits.  During the Employment Period, (1) the Company may provide Executive with a Company car in accordance with the applicable policies and procedures of the Company as in effect from time to time, or provide Executive with a car allowance of $1,000 per month on terms which are generally applicable to other senior executives of the Company and (2) Executive shall be entitled to such additional fringe benefits as may be available generally to other senior executives of the Company.

(v)        Business Expenses.  Subject to Section 16, Executive shall be reimbursed for all reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company.

4.            Termination of Employment.
 (a)  The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of Executive’s employment by the Company on account of Executive’s having become unable (as determined by the Board in good faith) to regularly perform his duties or any of his essential functions or duties by reason of illness or incapacity, with or without reasonable accommodation if required, for a period of more than six consecutive months (“Termination for Disability”); (iii) termination of Executive’s employment by the Company for Cause (as defined in Exhibit A attached hereto) (“Termination for Cause”); (iv) termination of  Executive’s employment by the Company other than a Termination for Disability or a Termination for Cause (“Termination Without Cause”); (v) Executive’s death; (vi) termination of Executive’s employment by Executive for Good Reason (as defined in Exhibit A attached hereto) (“Termination for Good Reason”); or (vii) termination of Executive’s employment by Executive for any reason other than Good Reason.
(b)            If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) payment of unpaid Base Salary through and including the date of termination or resignation (which in the case of a termination by the Company shall be paid on the final day of employment, and in the case of a resignation shall be paid within seventy-two hours after the termination of the employment relationship), (ii) Executive’s business expenses that are reimbursable pursuant to Section 3(d) but have not been reimbursed by the Company as of the date of termination, (iii) Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if such bonus has been determined and awarded by the Company in its discretion and not been paid as of the date of termination, (iv) any accrued vacation pay to the extent not theretofore paid, and (v) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (“Accrued Compensation and Benefits”).
(c)            If the Employment Period ends on account of Termination Without Cause or Termination for Good Reason, Executive shall receive a severance payment (the “Severance Payment”) in an amount equal to one times the sum of (A) Executive’s Base Salary at the time of termination (or, in the event of a Termination for Good Reason, the Base Salary prior to the event constituting Good Reason if such Base Salary is higher than the Base Salary at the time of termination) plus (B) Executive’s target annual bonus for the year in which Executive’s employment terminates.  In addition, if the Employment Period ends on account of death, Termination Without Cause, Termination for Good Reason or Termination for Disability, the Company shall pay Executive after such termination of employment (or to Executive’s family in the event of his death), on a monthly basis, an amount equal to the monthly amount of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation coverage premium for such month, at the same level and cost to Executive (or Executive’s family in the event of his death) as immediately preceding the date of termination, under the Company group medical plan in which Executive participated immediately preceding the date of termination, less the amount of Executive’s portion of such monthly premium as in effect immediately preceding the date of termination, until the earlier of (A) 12 months after the date of termination; and (B) the date on which Executive and his family have obtained other substantially similar healthcare coverage or become entitled to Medicare coverage.  Subject to Section 16, the Severance Payment shall be paid in a lump sum payment on the sixtieth day following the termination date.  As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(c), Executive must execute, return, not rescind and comply with a commercially reasonable written release agreement in a form prescribed by the Company (the “Release”).
(d)            If, during the two year period following a Change in Control (as defined in Exhibit A attached hereto), Executive’s employment is terminated due to a Termination Without Cause or a Termination for Good Reason, Executive shall receive the benefits set forth in Section 4(c), except that (1) in lieu of the Severance Payment described in Section 4(c), Executive shall receive two times the sum of (A) Executive’s Base Salary at the time of such termination or Change in Control, whichever Base Salary level is greater, plus (B) the average of Executive’s annual bonuses for the three most recently completed years prior to Executive’s termination of employment or Change in Control, whichever average is greater or, if Executive has not been employed for at least three full years, the average of Executive’s annual bonuses for all completed years prior to Executive’s termination of employment or Change in Control, whichever is greater (the “CIC Severance Payment”).  Subject to Section 16, the CIC Severance Payment shall be paid in a lump sum payment on the sixtieth day following the termination date.    As a condition to Executive’s receipt of the post-employment payments and benefits set forth in this Section 4(d), Executive must execute, return, not rescind and comply with a Release.
(e)            Notwithstanding the foregoing, if the payment required to be paid under Section 4(d), when considered either alone or with other payments paid or imputed to Executive (the “Total Payments”) from the Company that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), is determined by the Company, with the assistance of a nationally recognized accounting firm acceptable to Executive, to be a “parachute payment” under Section 280G(b)(2) of the Code, then the Total Payments shall be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”); provided, however, such reduction shall not apply if the sum of (A) the Total Payments  less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to the Total Payments, is greater than the Reduced Amount.  Any such reduction shall occur in the following order:  (i)  by eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first, and so-on); (ii)  by reducing the CIC Severance Payment and any other cash payments not subject to Section 409A of the Code;  (iii) by reducing any benefit continuation payments (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (iv), by reducing any cash payments that are subject to Section 409A of the Code (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (v) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to Executive by the Company that are subject to performance-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); (vi) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to Executive by the Company that are subject to time-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); and (vii) by reducing the acceleration of vesting of any stock options that are not described in (i), above.
5.            Confidential Information.  Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries (“Confidential Information”) are the property of the Company or such subsidiary. Therefore, Executive agrees that during the Employment Period and for three years thereafter that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.
6.            Enforcement.  Because the services of Executive are unique and Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event the provisions of Section 5 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).
7.            Indemnification and Insurance.  The Company shall indemnify Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 7)).  The Company will enter into an indemnification agreement with the Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers.

8.            Survival.  Sections 5, 6, 7 and 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
9.            Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to Executive, to his last known address shown on the payroll records of the Company, and if to the Company, to UCP, Inc., 99 Almaden, Suite 400  San Jose, CA 95113 attention:  Chairman of the Compensation Committee of the Board of Directors, with a copy to the General Counsel of the Company at the same address, or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.
10.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11.            Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.
12.            Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.
13.            Governing Law.  This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of California.
14.            Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
15.            Withholding.  All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
16.            Code Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes, each payment to Executive under this Agreement shall be considered a separate payment.    In the event the terms

of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement.  To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, to the extent any  payments hereunder constitutes nonqualified deferred compensation, within the meaning of Section 409A, and Executive is a specified employee (within the meaning of Section 409A of the Code) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of  Executive’s separation from service, shall be delayed until the earlier to occur of (i) the first day of the seventh month following Executive’s separation from service or (ii) the date of Executive’s death.  Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Employer under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
UCP, INC.

By:	/s/ Dustin L. Bogue
Name: Dustin L. Bogue
Title: Chief Executive Officer

EXECUTIVE:

/s/ James M. Pirrello
James M. Pirrello

EXHIBIT A
DEFINITIONS
“Cause” shall mean the occurrence of any of the following conditions:
(i)            any act or omission that constitutes a material breach by Executive of any of his material obligations under this Agreement, after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has materially breached such obligations and Executive’s failure to cure such alleged breach not later than 30 days following his receipt of such notice;
(ii)            conviction or plea of guilty to a charge of commission of a felony;
(iii)            the commission of dishonest, fraudulent or deceptive acts or practices in connection with Executive’s employment that are materially injurious to the Company, monetarily or other
(iv)            Executive's ongoing willful refusal to follow the proper and lawful directions of the Board after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has refused to follow its instructions and Executive’s failure to cure such refusal not later than 30 days following his receipt of such notice.
For purposes of this definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.  The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the conditions set forth in clauses (i), (ii), (iii) or (iv) above have been satisfied, and specifying the particulars thereof in detail.
“Change in Control”  shall mean, except as otherwise provided below, the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company.  In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply:

(i)            A “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(v).  If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company, or to have effective control of the Company within the meaning of clause (ii) of this definition, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of the Company.
(ii)            A “change in the effective control” of the Company shall occur on either of the following dates:
(A)  The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).  If a person or group is considered to possess 30% or more of the total voting power of the stock of the Company, and such person or group acquires additional stock of the Company, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of the Company; or
(B)  The date on which a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vi).
(iii)            A “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii).  A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).
Notwithstanding the occurrence of any of the foregoing events, an initial public offering or any bona fide primary or secondary public offering following the occurrence of an initial public offering shall not constitute a Change in Control.

“Good Reason” shall mean any of the following actions, if taken without the express written consent of Executive:   (i) a material diminution in Executive’s Base Salary; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) requiring Executive to move his place of employment more than 50 miles from his place of employment prior to such move; or (iv) a material breach by the Company of this Agreement.  Executive’s employment with the Company may be terminated for Good Reason if (i) Executive provides written notice to Company of the occurrence of the Good Reason event (as described above) within 90 days after Executive has knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which Executive believes constitute Good Reason, (ii)  Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice; and (iii) Executive resigns within six months after the initial existence of such circumstances.